The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion dated December 18, 2023

December , 2023	Registration Statement Nos. 333-270004 and 333-270004-01; Rule 424(b)(2)

JPMorgan Chase Financial Company LLC
Structured Investments

Auto Callable Accelerated Barrier Notes Linked to the MerQube US Tech+ Vol Advantage Index due December 28, 2028

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

•	The notes are designed for investors who seek early exit prior to maturity at a premium if, on any Review Date (other than the final Review Date), the closing level of the MerQube US Tech+ Vol Advantage Index, which we refer to as the Index, is at or above the Call Value.
•	The earliest date on which an automatic call may be initiated is December 30, 2024.
•	The notes are also designed for investors who seek an uncapped return of 2.00 times any appreciation of the Index at maturity, if the notes have not been automatically called.
•	Investors should be willing to forgo interest and dividend payments and be willing to lose some or all of their principal amount at maturity.
•	The sponsor of the Index has announced that, effective on or about February 9, 2024, the Index will cease tracking an unfunded rolling position in E-Mini Nasdaq-100 futures and will begin tracking an unfunded position in the Invesco QQQ TrustSM, Series 1 (the “QQQ Fund”), calculated as the excess of the total return of the QQQ Fund over a notional financing cost.
•	The Index is subject to a 6.0% per annum daily deduction and, beginning on or about February 9, 2024, the performance of the QQQ Fund will be subject to a notional financing cost. These deductions will offset any appreciation of the components of the Index, will heighten any depreciation of those components and will generally be a drag on the performance of the Index. The Index will trail the performance of an identical index without such deductions. See “Selected Risk Considerations — Risks Relating to the Notes Generally — The Level of the Index Will Include a 6.0% per Annum Daily Deduction” and “Selected Risk Considerations — Risks Relating to the Notes Generally — The Level of the Index Will Include the Deduction of a Notional Financing Cost” in this pricing supplement.
•	The notes are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Financial, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.
•	Minimum denominations of $1,000 and integral multiples thereof
•	The notes are expected to price on or about December 22, 2023 and are expected to settle on or about December 28, 2023.
•	CUSIP: 48134R2K3

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement, “Risk Factors” beginning on page PS-11 of the accompanying product supplement, “Risk Factors” beginning on page US-4 of the accompanying underlying supplement and “Selected Risk Considerations” beginning on page PS-6 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$	$
Total	$	$	$

(1) See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.

(2) J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions it receives from us to other affiliated or unaffiliated dealers. In no event will these selling commissions exceed $50.00 per $1,000 principal amount note. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

If the notes priced today, the estimated value of the notes would be approximately $884.50 per $1,000 principal amount note. The estimated value of the notes, when the terms of the notes are set, will be provided in the pricing supplement and will not be less than $870.00 per $1,000 principal amount note. See “The Estimated Value of the Notes” in this pricing supplement for additional information.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

Pricing supplement to product supplement no. 4-I dated April 13, 2023, underlying supplement no. 5-I dated April 13, 2023 and the prospectus and prospectus supplement, each dated April 13, 2023

Key Terms

Issuer: JPMorgan Chase Financial Company LLC, an indirect, wholly owned finance subsidiary of JPMorgan Chase & Co.

Guarantor: JPMorgan Chase & Co.

Index: The MerQube US Tech+ Vol Advantage Index (Bloomberg ticker: MQUSTVA). The level of the Index reflects a deduction of 6.0% per annum that accrues daily and, beginning on or about February 9, 2024, the performance of the QQQ Fund will be subject to a notional financing cost that accrues daily.

Call Premium Amount: The Call Premium Amount with respect to each Review Date is set forth below:

•	first Review Date:	at least 34.70% × $1,000
•	second Review Date:	at least 69.40% × $1,000

(in each case, to be provided in the pricing supplement)

Call Value: 100.00% of the Initial Value

Upside Leverage Factor: 2.00

Barrier Amount: 50.00% of the Initial Value

Pricing Date: On or about December 22, 2023

Original Issue Date (Settlement Date): On or about December 28, 2023

Review Dates*: December 30, 2024, December 22, 2025 and December 22, 2028 (final Review Date)

Call Settlement Dates*: January 3, 2025 and December 26, 2025

Maturity Date*: December 28, 2028

* Subject to postponement in the event of a market disruption event and as described under “Supplemental Terms of the Notes — Postponement of a Determination Date — Notes Linked Solely to an Index” in the accompanying underlying supplement and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement

Automatic Call:

If the closing level of the Index on any Review Date (other than the final Review Date) is greater than or equal to the Call Value, the notes will be automatically called for a cash payment, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Call Premium Amount applicable to that Review Date, payable on the applicable Call Settlement Date. No further payments will be made on the notes.

If the notes are automatically called, you will not benefit from the Upside Leverage Factor that applies to the payment at maturity if the Final Value is greater than the Initial Value.  Because the Upside Leverage Factor does not apply to the payment upon an automatic call, the payment upon an automatic call may be significantly less than the payment at maturity for the same level of appreciation in the Index.

Payment at Maturity:

If the notes have not been automatically called and the Final Value is greater than the Initial Value, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Index Return × Upside Leverage Factor)

If the notes have not been automatically called and the Final Value is equal to the Initial Value or is less than the Initial Value but greater than or equal to the Barrier Amount, you will receive the principal amount of your notes at maturity.

If the notes have not been automatically called and the Final Value is less than the Barrier Amount, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Index Return)

If the notes have not been automatically called and the Final Value is less than the Barrier Amount, you will lose more than 50.00% of your principal amount at maturity and could lose all of your principal amount at maturity.

Index Return:

(Final Value – Initial Value)
Initial Value

Initial Value: The closing level of the Index on the Pricing Date

Final Value: The closing level of the Index on the final Review Date

PS-1 | Structured Investments Auto Callable Accelerated Barrier Notes Linked to the MerQube US Tech+ Vol Advantage Index

The MerQube US Tech+ Vol Advantage Index

The MerQube US Tech+ Vol Advantage Index (the “Index”) was developed by MerQube (the “Index Sponsor” and “Index Calculation Agent”), in coordination with JPMS, and is maintained by the Index Sponsor and is calculated and published by the Index Calculation Agent. The Index was established on June 22, 2021. An affiliate of ours currently has a 10% equity interest in the Index Sponsor, with a right to appoint an employee of JPMS, another of our affiliates, as a member of the board of directors of the Index Sponsor.

Following a consultation with market participants conducted by the Index Sponsor to solicit feedback on potential changes to the underlying asset to which the Index is linked (the “Underlying Asset”), the Index Sponsor has announced that, effective on or about February 9, 2024 (the “Amendment Effective Date”), the Underlying Asset will cease to be an unfunded rolling position in E-Mini Nasdaq-100 futures (the “Futures Contracts”) and will instead be an unfunded position in the QQQ Fund, calculated as the excess of the total return of the QQQ Fund over a notional financing cost. The Index Sponsor has requested any feedback from market participants in respect of the Amendment Effective Date to be provided by January 31, 2024.

The Futures Contracts reference the Nasdaq-100 Index®, which is a modified market capitalization-weighted index of 100 of the largest non-financial securities listed on The Nasdaq Stock Market based on market capitalization. The investment objective of the QQQ Fund is to seek to track the investment results, before fees and expenses, of the Nasdaq-100 Index®. For more information about the Futures Contracts, the QQQ Fund and the Nasdaq-100 Index®, see “Background on E-Mini Nasdaq-100 Futures,” “Background on the Invesco QQQ TrustSM, Series 1” and “Background on the Nasdaq-100 Index®,” respectively, in the accompanying underlying supplement.

The Index attempts to provide a dynamic rules-based exposure to the Underlying Asset, while targeting a level of implied volatility, with a maximum exposure to the Underlying Asset of 500% and a minimum exposure to the Underlying Asset of 0%. The Index is subject to a 6.0% per annum daily deduction and, beginning on the Amendment Effective Date, the performance of the Underlying Asset will be subject to a notional financing cost deducted daily.

On each weekly Index rebalance day, the exposure to the Underlying Asset is set equal to (a) the 35% implied volatility target (the “target volatility”) divided by (b) the one-week implied volatility of the QQQ Fund, subject to a maximum exposure of 500%. For example, if the implied volatility of the QQQ Fund is equal to 17.5%, the exposure to the Underlying Asset will equal 200% (or 35% / 17.5%) and if the implied volatility of the QQQ Fund is equal to 40%, the exposure to the Underlying Asset will equal 87.5% (or 35% / 40%). The Index’s exposure to the Underlying Asset will be greater than 100% when the implied volatility of the QQQ Fund is below 35%, and the Index’s exposure to the Underlying Asset will be less than 100% when the implied volatility of the QQQ Fund is above 35%. In general, the Index’s target volatility feature is expected to result in the volatility of the Index being more stable over time than if no target volatility feature were employed. No assurance can be provided that the volatility of the Index will be stable at any time. The Index uses the implied volatility of the QQQ Fund as a proxy for the volatility of the Underlying Asset.

Beginning on the Amendment Effective Date, the Index will track the performance of the QQQ Fund, with distributions, if any, notionally reinvested, less the daily deduction of a notional financing cost. The notional financing cost is intended to approximate the cost of maintaining a position in the QQQ Fund using borrowed funds at a rate of interest equal to SOFR plus a spread of 0.50% per annum. SOFR, the Secured Overnight Financing Rate, is intended to be a broad measure of the cost of borrowing cash overnight collateralized by Treasury securities. The Index is an “excess return” index and not a “total return” index because, as part of the calculation of the level of the Index, the performance of the QQQ Fund is reduced by the notional financing cost.

The 6.0% per annum daily deduction and, beginning on the Amendment Effective Date, the notional financing cost will offset any appreciation of the Underlying Asset, will heighten any depreciation of the Underlying Asset and will generally be a drag on the performance of the Index. The Index will trail the performance of an identical index without such deductions.

Holding the estimated value of the notes and market conditions constant, the Call Premium Amounts, the Barrier Amount and the other economic terms available on the notes are more favorable to investors than the terms that would be available on a hypothetical note issued by us linked to an identical index without a daily deduction.  However, there can be no assurance that any improvement in the terms of the notes derived from the daily deduction will offset the negative effect of the daily deduction on the performance of the Index.  The return on the notes may be lower than the return on a hypothetical note issued by us linked to an identical index without a daily deduction.

The daily deduction and the volatility of the Index (as influenced by the Index’s target volatility feature) are two of the primary variables that affect the economic terms of the notes. Additionally, the daily deduction and volatility of the Index are two of the inputs our affiliates’ internal pricing models use to value the derivative or derivatives underlying the economic terms of the notes for purposes of determining the estimated value of the notes set forth on the cover of this pricing supplement. The daily deduction will effectively reduce the value of the derivative or derivatives underlying the economic terms of the notes. See “The Estimated Value of the Notes”

PS-2 | Structured Investments Auto Callable Accelerated Barrier Notes Linked to the MerQube US Tech+ Vol Advantage Index

and “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes” in this pricing supplement.

The Index is subject to risks associated with the use of significant leverage. The notional financing cost deducted daily will be magnified by any leverage provided by the Index. In addition, the Index may be significantly uninvested on any given day, and, in that case, will realize only a portion of any gains due to appreciation of the Underlying Asset on that day. The index deduction is deducted daily at a rate of 6.0% per annum, even when the Index is not fully invested.

No assurance can be given that the investment strategy used to construct the Index will achieve its intended results or that the Index will be successful or will outperform any alternative index or strategy that might reference the Underlying Asset.

For additional information about the Index, see “Annex A — Supplemental Information about the Index” in this pricing supplement and “The MerQube Vol Advantage Index Series” in the accompanying underlying supplement, subject to the changes to the Index described above.

PS-3 | Structured Investments Auto Callable Accelerated Barrier Notes Linked to the MerQube US Tech+ Vol Advantage Index

Supplemental Terms of the Notes

The notes are not futures contracts or swaps and are not regulated under the Commodity Exchange Act of 1936, as amended (the “Commodity Exchange Act”). The notes are offered pursuant to an exemption from regulation under the Commodity Exchange Act, commonly known as the hybrid instrument exemption, that is available to securities that have one or more payments indexed to the value, level or rate of one or more commodities, as set out in section 2(f) of that statute. Accordingly, you are not afforded any protection provided by the Commodity Exchange Act or any regulation promulgated by the Commodity Futures Trading Commission.

Any values of the Index, and any values derived therefrom, included in this pricing supplement may be corrected, in the event of manifest error or inconsistency, by amendment of this pricing supplement and the corresponding terms of the notes. Notwithstanding anything to the contrary in the indenture governing the notes, that amendment will become effective without consent of the holders of the notes or any other party. See also “Annex A — Supplemental Terms of the Notes” in this pricing supplement for additional supplemental terms that are applicable to the notes.

How the Notes Work

Payment upon an Automatic Call

Payment at Maturity If the Notes Have Not Been Automatically Called

PS-4 | Structured Investments Auto Callable Accelerated Barrier Notes Linked to the MerQube US Tech+ Vol Advantage Index

Call Premium Amount

The table below illustrates the hypothetical Call Premium Amount per $1,000 principal amount note for each Review Date (other than the final Review Date) based on the minimum Call Premium Amounts set forth under “Key Terms — Call Premium Amount” above. The actual Call Premium Amounts will be provided in the pricing supplement and will not be less than the minimum Call Premium Amounts set forth under “Key Terms — Call Premium Amount.”

Review Date	Call Premium Amount
First	$347.00
Second	$694.00

Payment at Maturity If the Notes Have Not Been Automatically Called

The following table illustrates the hypothetical total return and payment at maturity on the notes linked to a hypothetical Index if the notes have not been automatically called. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount note to $1,000. The hypothetical total returns and payments set forth below assume the following:

•	the notes have not been automatically called;
•	an Initial Value of 100.00;
•	an Upside Leverage Factor of 2.00; and
•	a Barrier Amount of 50.00 (equal to 50.00% of the hypothetical Initial Value).

The hypothetical Initial Value of 100.00 has been chosen for illustrative purposes only and may not represent a likely actual Initial Value. The actual Initial Value will be the closing level of the Index on the Pricing Date and will be provided in the pricing supplement. For historical data regarding the actual closing levels of the Index, please see the historical information set forth under “Hypothetical Back-Tested Data and Historical Information” in this pricing supplement.

Each hypothetical total return or hypothetical payment at maturity set forth below is for illustrative purposes only and may not be the actual total return or payment at maturity applicable to a purchaser of the notes. The numbers appearing in the following table have been rounded for ease of analysis.

Final Value	Index Return	Total Return on the Notes	Payment at Maturity
165.00	65.00%	130.00%	$2,300.00
150.00	50.00%	100.00%	$2,000.00
140.00	40.00%	80.00%	$1,800.00
130.00	30.00%	60.00%	$1,600.00
120.00	20.00%	40.00%	$1,400.00
110.00	10.00%	20.00%	$1,200.00
105.00	5.00%	10.00%	$1,100.00
101.00	1.00%	2.00%	$1,020.00
100.00	0.00%	0.00%	$1,000.00
95.00	-5.00%	0.00%	$1,000.00
90.00	-10.00%	0.00%	$1,000.00
80.00	-20.00%	0.00%	$1,000.00
70.00	-30.00%	0.00%	$1,000.00
60.00	-40.00%	0.00%	$1,000.00
50.00	-50.00%	0.00%	$1,000.00
49.99	-50.01%	-50.01%	$499.90
40.00	-60.00%	-60.00%	$400.00
30.00	-70.00%	-70.00%	$300.00
20.00	-80.00%	-80.00%	$200.00
10.00	-90.00%	-90.00%	$100.00
0.00	-100.00%	-100.00%	$0.00

PS-5 | Structured Investments Auto Callable Accelerated Barrier Notes Linked to the MerQube US Tech+ Vol Advantage Index

Note Payout Scenarios

Upside Scenario If Automatic Call:

If the closing level of the Index on any Review Date (other than the final Review Date) is greater than or equal to the Call Value, the notes will be automatically called and investors will receive on the applicable Call Settlement Date the $1,000 principal amount plus the Call Premium Amount applicable to that Review Date.  No further payments will be made on the notes.

•	Assuming a hypothetical Call Premium Amount of $347.00 for the first Review Date, if the closing level of the Index increases 10.00% as of that Review Date, the notes will be automatically called and investors will receive a return equal to 34.70%, or $1,347.00 per $1,000 principal amount note.
•	Assuming a hypothetical Call Premium Amount of $694.00 for the second Review Date, if the notes have not been previously automatically called and the closing level of the Index increases 80.00% as of that Review Date, the notes will be automatically called and investors will receive a return equal to 69.40%, or $1,694.00 per $1,000 principal amount note.

Upside Scenario If No Automatic Call:

If the notes have not been automatically called and the Final Value is greater than the Initial Value, investors will receive at maturity the $1,000 principal amount plus a return equal to the Index Return times the Upside Leverage Factor of 2.00.

•	If the notes have not been automatically called and the closing level of the Index increases 5.00%, investors will receive at maturity a return equal to 10.00%, or $1,100.00 per $1,000 principal amount note.

Par Scenario:

If the notes have not been automatically called and the Final Value is equal to the Initial Value or is less than the Initial Value but greater than or equal to the Barrier Amount of 50.00% of the Initial Value, investors will receive at maturity the principal amount of their notes.

Downside Scenario:

If the notes have not been automatically called and the Final Value is less than the Barrier Amount of 50.00% of the Initial Value, investors will lose 1% of the principal amount of their notes for every 1% that the Final Value is less than the Initial Value.

•	For example, if the notes have not been automatically called and the closing level of the Index declines 60.00%, investors will lose 60.00% of their principal amount and receive only $400.00 per $1,000 principal amount note at maturity.

The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term or until automatically called. These hypotheticals do not reflect the fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

Selected Risk Considerations

An investment in the notes involves significant risks. These risks are explained in more detail in the “Risk Factors” sections of the accompanying prospectus supplement, product supplement and underlying supplement. See also “Annex A — Supplemental Risk Factors Relating to the Index” in this pricing supplement for risk factors associated with the change that will be made to the exposure provided by the Index. The risks set forth under “— Risks Relating to the Futures Contracts” will apply to the Index and the notes only until the Amendment Effective Date.

Risks Relating to the Notes Generally

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS —

The notes do not guarantee any return of principal. If the notes have not been automatically called and the Final Value is less than the Barrier Amount, you will lose 1% of the principal amount of your notes for every 1% that the Final Value is less than the Initial Value. Accordingly, under these circumstances, you will lose more than 50.00% of your principal amount at maturity and could lose all of your principal amount at maturity.

•	THE LEVEL OF THE INDEX WILL INCLUDE A 6.0% PER ANNUM DAILY DEDUCTION —

The Index is subject to a 6.0% per annum daily deduction. As a result, the level of the Index will trail the value of an identically constituted synthetic portfolio that is not subject to any such deduction.

This deduction will place a significant drag on the performance of the Index, potentially offsetting positive returns on the Index’s investment strategy, exacerbating negative returns of its investment strategy and causing the level of the Index to decline steadily if

PS-6 | Structured Investments Auto Callable Accelerated Barrier Notes Linked to the MerQube US Tech+ Vol Advantage Index

the return of its investment strategy is relatively flat. The Index will not appreciate unless the return of its investment strategy is sufficient to offset the negative effects of this deduction, and then only to the extent that the return of its investment strategy is greater than this deduction. As a result of this deduction, the level of the Index may decline even if the return of its investment strategy is otherwise positive.

The daily deduction is one of the inputs our affiliates’ internal pricing models use to value the derivative or derivatives underlying the economic terms of the notes for purposes of determining the estimated value of the notes set forth on the cover of this pricing supplement. The daily deduction will effectively reduce the value of the derivative or derivatives underlying the economic terms of the notes. See “The Estimated Value of the Notes” and “— Risks Relating to the Estimated Value and Secondary Market Prices of the Notes” in this pricing supplement.

•	THE LEVEL OF THE INDEX WILL INCLUDE THE DEDUCTION OF A NOTIONAL FINANCING COST —

Beginning on the Amendment Effective Date, the performance of the Underlying Asset will be subject to a notional financing cost deducted daily. The notional financing cost is intended to approximate the cost of maintaining a position in the QQQ Fund using borrowed funds at a rate of interest equal to the daily SOFR rate plus a fixed spread. The actual cost of maintaining a position in the QQQ Fund at any time may be less than the notional financing cost. As a result of this deduction, the level of the Index will trail the value of an identically constituted synthetic portfolio that is not subject to any such deduction.

•	CREDIT RISKS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. —

Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads, as determined by the market for taking that credit risk, is likely to adversely affect the value of the notes. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

•	AS A FINANCE SUBSIDIARY, JPMORGAN FINANCIAL HAS NO INDEPENDENT OPERATIONS AND HAS LIMITED ASSETS —

As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of our affiliates to make payments under loans made by us or other intercompany agreements. As a result, we are dependent upon payments from our affiliates to meet our obligations under the notes. If these affiliates do not make payments to us and we fail to make payments on the notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.

•	IF THE NOTES ARE AUTOMATICALLY CALLED, THE APPRECIATION POTENTIAL OF THE NOTES IS LIMITED TO THE APPLICABLE CALL PREMIUM AMOUNT PAID ON THE NOTES,

regardless of any appreciation of the Index, which may be significant.  In addition, if the notes are automatically called, you will not benefit from the Upside Leverage Factor that applies to the payment at maturity if the Final Value is greater than the Initial Value.  Because the Upside Leverage Factor does not apply to the payment upon an automatic call, the payment upon an automatic call may be significantly less than the payment at maturity for the same level of appreciation in the Index.

•	THE BENEFIT PROVIDED BY THE BARRIER AMOUNT MAY TERMINATE ON THE FINAL REVIEW DATE —

If the notes have not been automatically called and the Final Value is less than the Barrier Amount, the benefit provided by the Barrier Amount will terminate and you will be fully exposed to any depreciation of the Index.

•	THE AUTOMATIC CALL FEATURE MAY FORCE A POTENTIAL EARLY EXIT —

If your notes are automatically called, the term of the notes may be reduced to as short as approximately one year. There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return for a similar level of risk. Even in cases where the notes are called before maturity, you are not entitled to any fees and commissions described on the front cover of this pricing supplement.

•	THE NOTES DO NOT PAY INTEREST.
•	YOU WILL NOT RECEIVE DIVIDENDS ON THE QQQ FUND OR THE SECURITIES INCLUDED IN OR HELD BY THE NASDAQ-100 INDEX® OR THE QQQ FUND OR HAVE ANY RIGHTS WITH RESPECT TO THE QQQ FUND, THOSE SECURITIES OR THE COMPONENTS OF THE INDEX.
•	THE RISK OF THE CLOSING LEVEL OF THE INDEX FALLING BELOW THE BARRIER AMOUNT IS GREATER IF THE LEVEL OF THE INDEX IS VOLATILE.
PS-7 | Structured Investments Auto Callable Accelerated Barrier Notes Linked to the MerQube US Tech+ Vol Advantage Index

•	JPMS AND ITS AFFILIATES MAY HAVE PUBLISHED RESEARCH, EXPRESSED OPINIONS OR PROVIDED RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE NOTES, AND MAY DO SO IN THE FUTURE —

Any research, opinions or recommendations could affect the market value of the notes. Investors should undertake their own independent investigation of the merits of investing in the notes, the Index and the components of the Index.

•	LACK OF LIQUIDITY —

The notes will not be listed on any securities exchange. Accordingly, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes. You may not be able to sell your notes. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.

•	THE FINAL TERMS AND VALUATION OF THE NOTES WILL BE PROVIDED IN THE PRICING SUPPLEMENT —

You should consider your potential investment in the notes based on the minimums for the estimated value of the notes and the Call Premium Amounts.

•	CHANGES TO THE INDEX COULD RESULT IN MATERIALLY ADVERSE TAX CONSEQUENCES FOR U.S. FEDERAL TAX PURPOSES

Beginning on the Amendment Effective Date, the Index will track the performance of the QQQ Fund, with distributions, if any, notionally reinvested, less the daily deduction of a notional financing cost. These changes to the Index could result in materially adverse tax consequences for U.S. federal tax purposes. You should consult your tax adviser regarding these potential consequences and read carefully the discussion under “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Open Transactions That Are Not Debt Instruments,” including the discussion under “— Possible Taxable Event” and the discussion under “— Potential Application of the Constructive Ownership Rules” in the accompanying product supplement.

Risks Relating to Conflicts of Interest

•	POTENTIAL CONFLICTS —

We and our affiliates play a variety of roles in connection with the notes. In performing these duties, our and JPMorgan Chase & Co.’s economic interests are potentially adverse to your interests as an investor in the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement.

An affiliate of ours currently has a 10% equity interest in the Index Sponsor, with a right to appoint an employee of JPMS, another of our affiliates, as a member of the board of directors of the Index Sponsor. The Index Sponsor can implement policies, make judgments or enact changes to the Index methodology that could negatively affect the performance of the Index. The Index Sponsor can also alter, discontinue or suspend calculation or dissemination of the Index. Any of these actions could adversely affect the value of the notes. The Index Sponsor has no obligation to consider your interests in calculating, maintaining or revising the Index, and we, JPMS, our other affiliates and our respective employees are under no obligation to consider your interests as an investor in the notes in connection with the role of our affiliate as an owner of an equity interest in the Index Sponsor or the role of an employee of JPMS as a member of the board of directors of the Index Sponsor.

In addition, JPMS worked with the Index Sponsor in developing the guidelines and policies governing the composition and calculation of the Index. Although judgments, policies and determinations concerning the Index were made by JPMS, JPMorgan Chase & Co., as the parent company of JPMS, ultimately controls JPMS. The policies and judgments for which JPMS was responsible could have an impact, positive or negative, on the level of the Index and the value of your notes. JPMS is under no obligation to consider your interests as an investor in the notes in its role in developing the guidelines and policies governing the Index or making judgments that may affect the level of the Index.

Risks Relating to the Estimated Value and Secondary Market Prices of the Notes

•	THE ESTIMATED VALUE OF THE NOTES WILL BE LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES —

The estimated value of the notes is only an estimate determined by reference to several factors. The original issue price of the notes will exceed the estimated value of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions the projected profits, if any, that our

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affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “The Estimated Value of the Notes” in this pricing supplement.

•	THE ESTIMATED VALUE OF THE NOTES DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES —

See “The Estimated Value of the Notes” in this pricing supplement.

•	THE ESTIMATED VALUE OF THE NOTES IS DERIVED BY REFERENCE TO AN INTERNAL FUNDING RATE —

The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “The Estimated Value of the Notes” in this pricing supplement.

•	THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN THE THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD —

We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).

•	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES —

Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices may exclude selling commissions, projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price if any, at which JPMS will be willing to buy the notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you.

•	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS —

The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the level of the Index. Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market. See “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement.

Risks Relating to the Index Generally

•	THE INDEX SPONSOR MAY ADJUST THE INDEX IN A WAY THAT AFFECTS ITS LEVEL, AND THE INDEX SPONSOR HAS NO OBLIGATION TO CONSIDER YOUR INTERESTS —

The Index Sponsor is responsible for maintaining the Index. The Index Sponsor can add, delete or substitute the components of the Index or make other methodological changes that could affect the level of the Index. While the Index Sponsor has announced the changes it expects to implement on the Amendment Effective Date, the Index Sponsor might make modifications to its announced changes at any time. The Index Sponsor has no obligation to consider your interests in calculating or revising the Index.

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•	THE INDEX MAY NOT BE SUCCESSFUL OR OUTPERFORM ANY ALTERNATIVE STRATEGY THAT MIGHT BE EMPLOYED IN RESPECT OF THE UNDERLYING ASSET —

No assurance can be given that the investment strategy on which the Index is based will be successful or that the Index will outperform any alternative strategy that might be employed with respect to the Underlying Asset.

•	THE INDEX MAY NOT APPROXIMATE ITS TARGET VOLATILITY —

No assurance can be given that the Index will maintain an annualized realized volatility that approximates its target volatility of 35%. The Index’s target volatility is a level of implied volatility and therefore the actual realized volatility of the Index may be greater or less than the target volatility. On each weekly Index rebalance day, the Index’s exposure to the Underlying Asset is set equal to (a) the 35% implied volatility target divided by (b) the one-week implied volatility of the QQQ Fund, subject to a maximum exposure of 500%. The Index uses the implied volatility of the QQQ Fund as a proxy for the volatility of the Underlying Asset. However, there is no guarantee that the methodology used by the Index to determine the implied volatility of the QQQ Fund will be representative of the implied or realized volatility of the Futures Contracts or of the realized volatility of the QQQ Fund. The performance of the QQQ Fund may not correlate with the performance of the Futures Contracts, particularly during periods of market volatility. In addition, the volatility of the Underlying Asset on any day may change quickly and unexpectedly and realized volatility may differ significantly from implied volatility. In general, over time, the realized volatilities of the QQQ Fund and the Futures Contracts have tended to be lower than their respective implied volatilities; however, at any time those realized volatilities may exceed their respective implied volatilities, particularly during periods of market volatility. Accordingly, the actual realized annualized volatility of the Index may be greater than or less than the target volatility, which may adversely affect the level of the Index and the value of the notes.

•	THE INDEX IS SUBJECT TO RISKS ASSOCIATED WITH THE USE OF SIGNIFICANT LEVERAGE —

On a weekly Index rebalance day, the Index will employ leverage to increase the exposure of the Index to the Underlying Asset if the implied volatility of the QQQ Fund is below 35%, subject to a maximum exposure of 500%. Under normal market conditions in the past, the QQQ Fund has tended to exhibit an implied volatility below 35%. Accordingly, the Index has generally employed leverage in the past, except during periods of elevated volatility. When leverage is employed, any movements in the prices of the Underlying Asset will result in greater changes in the level of the Index than if leverage were not used. In particular, the use of leverage will magnify any negative performance of the Underlying Asset, which, in turn, would negatively affect the performance of the Index. Because the Index’s leverage is adjusted only on a weekly basis, in situations where a significant increase in volatility is accompanied by a significant decline in the value of the Underlying Asset, the level of the Index may decline significantly before the following Index rebalance day when the Index’s exposure to the Underlying Asset would be reduced. In addition, the notional financing cost deducted daily will be magnified by any leverage provided by the Index.

•	THE INDEX MAY BE SIGNIFICANTLY UNINVESTED —

On a weekly Index rebalance day, the Index’s exposure to the Underlying Asset will be less than 100% when the implied volatility of the QQQ Fund is above 35%. If the Index’s exposure to the Underlying Asset is less than 100%, the Index will not be fully invested, and any uninvested portion will earn no return. The Index may be significantly uninvested on any given day, and will realize only a portion of any gains due to appreciation of the Underlying Asset on any such day. The 6.0% per annum deduction is deducted daily, even when the Index is not fully invested.

•	AN INVESTMENT IN THE NOTES WILL BE SUBJECT TO RISKS ASSOCIATED WITH NON-U.S. SECURITIES —

Some of the equity securities composing the Nasdaq-100 Index® and held by the QQQ Fund are issued by non-U.S. companies. Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the home countries of the issuers of those non-U.S. equity securities. The prices of securities issued by non-U.S. companies may be affected by political, economic, financial and social factors in the home countries of those issuers, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.

•	HYPOTHETICAL BACK-TESTED DATA RELATING TO THE INDEX DO NOT REPRESENT ACTUAL HISTORICAL DATA AND ARE SUBJECT TO INHERENT LIMITATIONS, AND THE HISTORICAL AND HYPOTHETICAL BACK-TESTED PERFORMANCE OF THE INDEX ARE NOT INDICATIONS OF ITS FUTURE PERFORMANCE —

The hypothetical back-tested performance of the Index set forth under “Hypothetical Back-Tested Data and Historical Information” in this pricing supplement is purely theoretical and does not represent the actual historical performance of the Index and has not been verified by an independent third party. Hypothetical back-tested performance measures have inherent limitations. Hypothetical back-tested performance is derived by means of the retroactive application of a back-tested model that has been designed with the benefit of hindsight. Alternative modelling techniques might produce significantly different results and may prove

PS-10 | Structured Investments Auto Callable Accelerated Barrier Notes Linked to the MerQube US Tech+ Vol Advantage Index

to be more appropriate. Past performance, and especially hypothetical back-tested performance, is not indicative of future results. This type of information has inherent limitations, and you should carefully consider these limitations before placing reliance on such information.

In addition, the QQQ Fund will replace the Futures Contracts as the Underlying Asset on the Amendment Effective Date. No assurance can be provided that the QQQ Fund will be an appropriate substitute for the Futures Contracts. This replacement may adversely affect the performance of the Index and the value of the notes, as the QQQ Fund, subject to a notional financing cost, may perform worse, perhaps significantly worse, than the Futures Contracts. The Index lacks any operating history with the QQQ Fund as the Underlying Asset prior to the Amendment Effective Date and may perform in unanticipated ways. Investors in the notes should bear this difference in mind when evaluating the historical and hypothetical back-tested performance shown in this pricing supplement.

•	OTHER KEY RISKS:
o	THE INDEX WAS ESTABLISHED ON JUNE 22, 2021 AND MAY PERFORM IN UNANTICIPATED WAYS.
o	THE NOTES ARE NOT REGULATED BY THE COMMODITY FUTURES TRADING COMMISSION.

Risks Relating to the Futures Contracts

•	THE INDEX MAY BE ADVERSELY AFFECTED IF LATER FUTURES CONTRACTS HAVE HIGHER PRICES THAN AN EXPIRING FUTURES CONTRACT INCLUDED IN THE INDEX —

As the Futures Contracts included in the Index come to expiration, they are replaced by Futures Contracts that expire three months later. This is accomplished by synthetically selling the expiring Futures Contract and synthetically purchasing the Futures Contract that expires three months from that time. This process is referred to as “rolling.” Excluding other considerations, if the market for the Futures Contracts is in “contango,” where the prices are higher in the distant delivery months than in the nearer delivery months, the purchase of the later Futures Contract would take place at a price that is higher than the price of the expiring Futures Contract, thereby creating a negative “roll yield.” In addition, excluding other considerations, if the market for the Futures Contracts is in “backwardation,” where the prices are lower in the distant delivery months than in the nearer delivery months, the purchase of the later Futures Contract would take place at a price that is lower than the price of the expiring Futures Contract, thereby creating a positive “roll yield.” The presence of contango in the market for the Futures Contracts could adversely affect the level of the Index and, accordingly, any payment on the notes.

•	THE INDEX IS SUBJECT TO SIGNIFICANT RISKS ASSOCIATED WITH FUTURES CONTRACTS, INCLUDING VOLATILITY —

Prior to the Amendment Effective Date, the Index tracks the returns of futures contracts. The price of a futures contract depends not only on the price of the underlying asset referenced by the futures contract, but also on a range of other factors, including but not limited to changing supply and demand relationships, interest rates, governmental and regulatory policies and the policies of the exchanges on which the futures contracts trade. In addition, the futures markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. These factors and others can cause the prices of futures contracts to be volatile.

•	THE FUTURES CONTRACTS DO NOT REFLECT “TOTAL RETURNS” —

The Index is an excess return index. The return from investing in futures contracts derives from three sources: (a) changes in the price of the relevant futures contracts (which is known as the “price return”); (b) any profit or loss realized when rolling the relevant futures contracts (which is known as the “roll return”); and (c) any interest earned on the cash deposited as collateral for the purchase of the relevant futures contracts (which is known as the “collateral return”).

Prior to the Amendment Effective Date, the Index measures the returns accrued from investing in uncollateralized futures contracts (i.e., the sum of the price return and the roll return associated with an investment in the Futures Contracts). By contrast, a total return index, in addition to reflecting those returns, would also reflect interest that could be earned on funds committed to the trading of the Futures Contracts (i.e., the collateral return associated with an investment in the Futures Contracts). Investing in the notes will not generate the same return as would be generated from investing in a total return index related to the Futures Contracts.

•	SUSPENSION OR DISRUPTIONS OF MARKET TRADING IN FUTURES CONTRACTS MAY ADVERSELY AFFECT THE VALUE OF YOUR NOTES —

Futures markets like the Chicago Mercantile Exchange, the market for the Futures Contracts, are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators, and government regulation and intervention. In addition, futures exchanges have regulations that limit the amount of fluctuation in

PS-11 | Structured Investments Auto Callable Accelerated Barrier Notes Linked to the MerQube US Tech+ Vol Advantage Index

some futures contract prices that may occur during a single day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a price beyond the limit, or trading may be limited for a set period of time. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at potentially disadvantageous times or prices. These circumstances could affect the level of the Index and therefore could affect adversely the value of your notes.

•	THE OFFICIAL SETTLEMENT PRICE AND INTRADAY TRADING PRICES OF THE RELEVANT FUTURES CONTRACTS MAY NOT BE READILY AVAILABLE —

The official settlement price and intraday trading prices of the Futures Contracts are calculated and published by the Chicago Mercantile Exchange and are used to calculate the levels of the Index. Any disruption in trading of the Futures Contracts could delay the release or availability of the official settlement price and intraday trading prices and may delay or prevent the calculation of the Index.

•	CHANGES IN THE MARGIN REQUIREMENTS FOR THE FUTURES CONTRACTS INCLUDED IN THE INDEX MAY ADVERSELY AFFECT THE VALUE OF THE NOTES —

Futures exchanges require market participants to post collateral in order to open and to keep open positions in futures contracts. If an exchange changes the amount of collateral required to be posted to hold positions in the Futures Contracts, market participants may adjust their positions, which may affect the prices of the Futures Contracts. As a result, the level of the Index may be affected, which may adversely affect the value of the notes.

Risks Relating to the QQQ Fund

•	THERE ARE RISKS ASSOCIATED WITH THE QQQ FUND —

The QQQ Fund is subject to management risk, which is the risk that the investment strategies of the QQQ Fund’s investment adviser, the implementation of which is subject to a number of constraints, may not produce the intended results. These constraints could adversely affect the market price of the shares of the QQQ Fund and, consequently, the value of the notes.

•	THE PERFORMANCE AND MARKET VALUE OF THE QQQ FUND, PARTICULARLY DURING PERIODS OF MARKET VOLATILITY, MAY NOT CORRELATE WITH THE PERFORMANCE OF THE QQQ FUND’S UNDERLYING INDEX AS WELL AS THE NET ASSET VALUE PER SHARE —

The QQQ Fund does not fully replicate its underlying index and may hold securities different from those included in its underlying index. In addition, the performance of the QQQ Fund will reflect additional transaction costs and fees that are not included in the calculation of its underlying index. All of these factors may lead to a lack of correlation between the performance of the QQQ Fund and its underlying index. In addition, corporate actions with respect to the equity securities underlying the QQQ Fund (such as mergers and spin-offs) may impact the variance between the performances of the QQQ Fund and its underlying index. Finally, because the shares of the QQQ Fund are traded on a securities exchange and are subject to market supply and investor demand, the market value of one share of the QQQ Fund may differ from the net asset value per share of the QQQ Fund.

During periods of market volatility, securities underlying the QQQ Fund may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the QQQ Fund and the liquidity of the QQQ Fund may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the QQQ Fund. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the QQQ Fund. As a result, under these circumstances, the market value of shares of the QQQ Fund may vary substantially from the net asset value per share of the QQQ Fund. For all of the foregoing reasons, the performance of the QQQ Fund may not correlate with the performance of its underlying index as well as the net asset value per share of the QQQ Fund, which could materially and adversely affect the value of the notes in the secondary market and/or reduce any payment on the notes.

Please refer to the “Risk Factors” section of the accompanying underlying supplement for more details regarding the above-listed and other risks, subject to the changes to the Index described above.

PS-12 | Structured Investments Auto Callable Accelerated Barrier Notes Linked to the MerQube US Tech+ Vol Advantage Index

Hypothetical Back-Tested Data and Historical Information

The following graph sets forth the hypothetical back-tested performance of the Index based on the hypothetical back-tested weekly closing levels of the Index from January 5, 2018 through June 18, 2021, and the historical performance of the Index based on the weekly historical closing levels of the Index from June 25, 2021 through December 8, 2023. The Index was established on June 22, 2021, as represented by the vertical line in the following graph. All data to the left of that vertical line reflect hypothetical back-tested performance of the Index. All data to the right of that vertical line reflect actual historical performance of the Index. The closing level of the Index on December 14, 2023 was 9,254.29. We obtained the closing levels above and below from the Bloomberg Professional® service (“Bloomberg”), without independent verification.

The data for the hypothetical back-tested performance of the Index set forth in the following graph are purely theoretical and do not represent the actual historical performance of the Index. See “Selected Risk Considerations — Risks Relating to the Index Generally — Hypothetical Back-Tested Data Relating to the Index Do Not Represent Actual Historical Data and Are Subject to Inherent Limitations” above.

The hypothetical back-tested and historical closing levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the Index on the Pricing Date or on any Review Date. There can be no assurance that the performance of the Index will result in the return of any of your principal amount.

The hypothetical back-tested closing levels of the Index have inherent limitations and have not been verified by an independent third party. These hypothetical back-tested closing levels are determined by means of a retroactive application of a back-tested model designed with the benefit of hindsight. Hypothetical back-tested results are neither an indicator nor a guarantee of future returns. No representation is made that an investment in the notes will or is likely to achieve returns similar to those shown. Alternative modeling techniques or assumptions would produce different hypothetical back-tested closing levels of the Index that might prove to be more appropriate and that might differ significantly from the hypothetical back-tested closing levels of the Index set forth above.

Tax Treatment

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4-I. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of notes.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the notes as “open transactions” that are not debt instruments for U.S. federal income tax purposes, as more fully described in “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Open Transactions That Are Not Debt Instruments” in the accompanying product supplement. Assuming this treatment is respected, and subject to the following paragraph, the gain or loss on your notes should be treated as long-term capital gain or loss if you hold your notes for more than a year, whether or not you are an initial purchaser of notes at the issue price. However, the IRS or a court may not respect this treatment, in which case the timing and character of any income or loss on the notes could be materially and adversely affected.

PS-13 | Structured Investments Auto Callable Accelerated Barrier Notes Linked to the MerQube US Tech+ Vol Advantage Index

Beginning on the Amendment Effective Date, the Index will track the performance of the QQQ Fund, with distributions, if any, notionally reinvested, less the daily deduction of a notional financing cost. These changes to the Index could result in materially adverse tax consequences for U.S. federal tax purposes. You should consult your tax adviser regarding these potential consequences and read carefully the discussion under “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Open Transactions That Are Not Debt Instruments,” including the discussion under “— Possible Taxable Event” and the discussion under “— Potential Application of the Constructive Ownership Rules” in the accompanying product supplement. If the notes were treated as “constructive ownership transactions” within the meaning of Section 1260 of the Code, any gain recognized in respect of the notes that would otherwise be long-term capital gain and that was in excess of the “net underlying long-term capital gain” (as defined in Section 1260) would be treated as ordinary income, and a notional interest charge would apply as if that income had accrued for tax purposes at a constant yield over your holding period for the notes. Our special tax counsel has not expressed an opinion with respect to whether the constructive ownership rules apply to the notes. Accordingly, U.S. Holders should consult their tax advisers regarding the potential application of the constructive ownership rules.

In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime as described above. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Section 871(m) provides certain exceptions to this withholding regime, including for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations. Additionally, a recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2025 that do not have a delta of one with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on certain determinations made by us, we expect that Section 871(m) will not apply to the notes with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If necessary, further information regarding the potential application of Section 871(m) will be provided in the pricing supplement for the notes. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

The Estimated Value of the Notes

The estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the notes. The estimated value of the notes does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. For additional information, see “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this pricing supplement.

The value of the derivative or derivatives underlying the economic terms of the notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other

PS-14 | Structured Investments Auto Callable Accelerated Barrier Notes Linked to the MerQube US Tech+ Vol Advantage Index

factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time.

The estimated value of the notes does not represent future values of the notes and may differ from others’ estimates. Different pricing models and assumptions could provide valuations for the notes that are greater than or less than the estimated value of the notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions.

The estimated value of the notes will be lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. A portion of the profits, if any, realized in hedging our obligations under the notes may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. This initial predetermined time period is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by our affiliates. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period” in this pricing supplement.

Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “How the Notes Work” and “Note Payout Scenarios” in this pricing supplement for an illustration of the risk-return profile of the notes and “The MerQube US Tech+ Vol Advantage Index” in this pricing supplement for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to the estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

Additional Terms Specific to the Notes

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes of which these notes are a part, and the more detailed information contained in the accompanying product supplement and the accompanying underlying supplement. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for

PS-15 | Structured Investments Auto Callable Accelerated Barrier Notes Linked to the MerQube US Tech+ Vol Advantage Index

implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying prospectus supplement, the accompanying product supplement and the accompanying underlying supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 4-I dated April 13, 2023: http://www.sec.gov/Archives/edgar/data/19617/000121390023029539/ea152803_424b2.pdf
•	Underlying supplement no. 5-I dated April 13, 2023: http://www.sec.gov/Archives/edgar/data/19617/000121390023029552/ea152733_424b2.pdf
•	Prospectus supplement and prospectus, each dated April 13, 2023: http://www.sec.gov/Archives/edgar/data/19617/000095010323005751/crt_dp192097-424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Financial.

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Annex A

Supplemental Information about the Index

Following a consultation with market participants conducted by the Index Sponsor to solicit feedback on potential changes to the Underlying Asset, the Index Sponsor has announced that, effective on the Amendment Effective Date, the Underlying Asset will cease to be the Futures Contracts and will instead be the QQQ Fund, subject to a notional financing cost. This section supersedes and replaces the section entitled “The MerQube Vol Advantage Index Series — Calculation and Publication of each Index Level” in the accompanying underlying supplement for purposes of the Index from the Amendment Effective Date.

Calculation and Publication of the Index

The level of the Index is calculated in U.S. dollars at the end of each day on which The Nasdaq Stock Market is scheduled to open for its regular trading session, subject to adjustment for market disruptions (an “Index Calculation Day”). The level of the Index is rounded to two decimals.

The level of the Index was set to 1,000 on January 7, 2005, the first Index Rebalance Day of that Index. On each Index Calculation Day following the Amendment Effective Date, the level of the Index is calculated by adjusting the closing level of the Index on the immediately preceding Index Rebalance Day (as defined in the accompanying product supplement) to reflect (a) the percentage change from the excess return level of the QQQ Fund on the immediately preceding Index Rebalance Day to the excess return level of the QQQ Fund on the current Index Calculation Day, with that percentage change scaled by the exposure of the Index to the Underlying Asset determined on the immediately preceding Index Rebalance Day, and (b) the 6% per annum daily deduction that has accrued since the immediately preceding Index Rebalance Day, calculated assuming a year with 360 days.

On each Index Calculation Day, the excess return level of the QQQ Fund is calculated by adjusting the excess return level of the QQQ Fund on the immediately preceding Index Calculation Day to reflect (a) the percentage change from the total return level of the QQQ Fund on the immediately preceding Index Rebalance Day to the total return level of the QQQ Fund on the current Index Calculation Day and (b) the notional financing cost that has accrued since the immediately preceding Index Calculation Day, calculated assuming a year with 360 days. On each Index Calculation Day, the rate used to calculate the notional financing cost is equal to SOFR as of the immediately preceding Index Calculation Day (or, if no such rate is available, the most recently published SOFR value) plus 0.50%.

On each Index Calculation Day, subject to the impact of market disruptions, the total return level of the QQQ Fund is calculated by reference to the official closing price on that Exchange Business Day, with adjustments for corporation actions, including gross ordinary and special cash dividends. The total return level of the QQQ Fund is published by the Index Sponsor under the ticker “MQROQQTU.”

What Is SOFR?

SOFR is published by the Federal Reserve Bank of New York (“FRBNY”) and is intended to be a broad measure of the cost of borrowing cash overnight collateralized by Treasury securities. FRBNY reports that SOFR includes all trades in the Broad General Collateral Rate, plus bilateral Treasury repurchase agreement (“repo”) transactions cleared through the delivery-versus-payment service offered by the Fixed Income Clearing Corporation (the “FICC”), a subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). SOFR is filtered by FRBNY to remove a portion of the foregoing transactions considered to be “specials.” According to FRBNY, “specials” are repos for specific-issue collateral which take place at cash-lending rates below those for general collateral repos because cash providers are willing to accept a lesser return on their cash in order to obtain a particular security.

FRBNY reports that SOFR is calculated as a volume-weighted median of transaction-level tri-party repo data collected from The Bank of New York Mellon, which currently acts as the clearing bank for the tri-party repo market, as well as General Collateral Finance Repo transaction data and data on bilateral Treasury repo transactions cleared through the FICC’s delivery-versus-payment service. FRBNY notes that it obtains information from DTCC Solutions LLC, an affiliate of DTCC.

FRBNY currently publishes SOFR daily on its website. FRBNY states on its publication page for SOFR that use of SOFR is subject to important disclaimers, limitations and indemnification obligations, including that FRBNY may alter the methods of calculation, publication schedule, rate revision practices or availability of SOFR at any time without notice. Information contained in the publication page for SOFR is not incorporated by reference in, and should not be considered part of, this pricing supplement.

Supplemental Terms of the Notes

For purposes of the notes offered by this pricing supplement, each reference to “futures contracts” in the “Supplemental Terms of the Notes” section in the accompanying underlying supplement shall be deemed to refer to the underlying asset then tracked by the Index and, if applicable, any options used to calculate that underlying asset. In addition, the following sentence is deemed to be added at the end of the last paragraph of “The Underlyings — Indices — Discontinuation of an Index; Alteration of Method of Calculation” in the accompanying product supplement: “Notwithstanding the foregoing, the calculation agent will be required to take the actions described in this paragraph only if it determines, in its sole discretion, that is it practicable to do so.”

Supplemental Risk Factors Relating to the Index

Your investment in notes linked to the Index will involve certain additional risks on and after the Amendment Effective Date. You should consider carefully the following discussion of supplemental risks before you decide that an investment in the notes is appropriate for you.

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The level of the Index will reflect a 6.0% per annum daily deduction and the deduction of a notional financing cost.

One way in which the Index may differ from a typical index is that its level will include a 6.0% per annum daily deduction and the deduction from the total return of the QQQ Fund of a notional financing cost equal to SOFR plus a spread of 0.50% per annum. The per annum deduction and the notional financing cost will be deducted daily. As a result of the per annum deduction and the deduction of the notional financing cost, the level of the Index will trail the value of a hypothetical identically constituted notional portfolio from which no such deductions are made, assuming that the notional financing cost remains positive.

SOFR, the Secured Overnight Financing Rate, is intended to be a broad measure of the cost of borrowing cash overnight collateralized by Treasury securities. SOFR will be affected by many factors, including, among others described under “— Risks Relating to the Notional Financing Cost” below, the monetary policy of the Federal Reserve. SOFR has fluctuated significantly over time. For example, on December 31, 2021, the SOFR rate was 0.05% and, on November 30, 2023, the SOFR rate was 5.33%. The Federal Reserve raised its federal funds target rate over periods in the past and may do so again in the future. Any increase in SOFR rates, whether due to the Federal Reserve decisions to raise interest rates (specifically, its federal funds target rate) or otherwise, will increase the adverse effect of the notional financing cost on performance of the Index.

The per annum deduction and the notional financing cost will place a significant drag on the performance of the Index, assuming that the notional financing cost remains positive, potentially offsetting positive returns of the QQQ Fund, exacerbating negative returns of the QQQ Fund and causing the level of the Index to decline steadily if the total returns of the QQQ Fund are relatively flat. The Index will not appreciate unless the total returns of the QQQ Fund are sufficient to offset the negative effects of the per annum deduction and the notional financing cost, and then only to the extent that the total returns of the QQQ Fund are greater than the deducted amounts. As a result of these deductions, the level of the Index may decline even if the total returns of the QQQ Fund are positive.

Risks Relating to the QQQ Fund

There are risks associated with exchange-traded funds, such as the QQQ Fund.

Although the shares of the QQQ Fund have been listed for trading on a securities exchange and a number of similar products have been traded on securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the QQQ Fund or that there will be liquidity in the trading market.

In addition, the QQQ Fund is subject to management risk, which is the risk that the investment strategy of the applicable investment adviser, the implementation of which is subject to a number of constraints, may not produce the intended results. These constraints could affect the market prices of the shares of the QQQ Fund and, consequently, could adversely affect the value of the notes.

The policies of the investment adviser for the QQQ Fund and the sponsor of its underlying index could affect the value of, and any amount payable on, the notes.

The policies of the investment adviser for the QQQ Fund concerning the calculation of the QQQ Fund’s net asset value; additions, deletions or substitutions of securities underlying the QQQ Fund; substitutions of its underlying index; and the manner in which changes affecting its underlying index are reflected in the QQQ Fund could affect the market price of the shares of the QQQ Fund and, therefore, affect any payment on the notes and the value of the notes. Any amount payable on the notes and their value could also be affected if the investment adviser changes these policies, for example, by changing the manner in which it calculates the QQQ Fund’s net asset value or by changing the advisory management fee or making other changes that increase the expenses of the QQQ Fund, or if the investment adviser discontinues or suspends calculation or publication of the QQQ Fund’s net asset value, in which case it may become difficult to determine the value of the QQQ Fund.

In addition, the sponsor of the underlying index is responsible for the design and maintenance of that underlying index. The policies of the sponsor concerning the calculation of an underlying index, including decisions regarding the addition, deletion or substitution of the securities included in that underlying index could affect the value of that underlying index and, consequently, the market prices of the shares of the QQQ Fund and, therefore, any payment on the notes and the value of the notes.

The performance and market value of the QQQ Fund, particularly during periods of market volatility, may not correlate with the performance of its underlying index as well as its net asset value per share.

The QQQ Fund uses a representative sampling strategy to attempt to track the performance of its underlying index. Pursuant to a representative sampling strategy, the QQQ Fund invests in a representative sample of securities that collectively has an investment profile similar to its underlying index; however, the QQQ Fund may not hold all or substantially all of the securities included in its underlying index. The QQQ Fund may invest a significant portion of its portfolio in cash or money market instruments. While the QQQ Fund will principally hold the securities included in its underlying index, its investment adviser generally may invest a portion of the QQQ Fund’s assets in securities not included in its underlying index and in other assets, including potentially shares of money market

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funds affiliated with or advised by its investment adviser. Consequently, the performance of the QQQ Fund is generally linked in part to assets other than the securities included in its underlying index.

In addition, the performance of the QQQ Fund will reflect additional transaction costs and fees that are not included in the calculation of its underlying index. Also, the component securities of the QQQ Fund may be unavailable in the secondary market due to other extraordinary circumstances. Corporate actions with respect to any securities (such as mergers and spin-offs) also may impact the variance between the QQQ Fund and its underlying index. Finally, because the shares of the QQQ Fund are traded on a securities exchange and are subject to market supply and investor demand, the market value of one share of the QQQ Fund may differ from the net asset value per share of the QQQ Fund.

During periods of market volatility, the securities held by the QQQ Fund may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the QQQ Fund and the liquidity of the QQQ Fund may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the QQQ Fund. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the QQQ Fund. As a result, under these circumstances, the market value of shares of the QQQ Fund may vary substantially from the net asset value per share of the QQQ Fund.

For all of the foregoing reasons, the performance of the QQQ Fund may not correlate with the performance of its underlying index as well as its net asset value per share, which could materially and adversely affect the value of the notes in the secondary market and/or reduce any payments on the notes.

There can be no assurance that publicly available information provided about the QQQ Fund is accurate or complete.

All disclosures contained in this document regarding the QQQ Fund have been derived from publicly available documents and other publicly available information, without independent verification. We have not participated, and will not participate, in the preparation of those documents, and we have not made, and will not make, any due diligence inquiry with respect to the QQQ Fund in connection with the offering of the notes. We do not make any representation that those publicly available documents or any other publicly available information regarding the QQQ Fund is accurate or complete, and we are not responsible for public disclosure of information by the QQQ Fund, whether contained in filings with the SEC or otherwise. We also cannot give any assurance that all events occurring prior to the date of this document (including events that would affect the accuracy or completeness of the publicly available documents of the QQQ Fund) that would affect the value of the QQQ Fund will have been publicly disclosed. Subsequent disclosure of any of these events or the disclosure of, or failure to disclose, material future events concerning the QQQ Fund could affect the market value of the notes or any payment on the notes. Any prospective purchaser of the notes should undertake an independent investigation of the QQQ Fund as in its judgment is appropriate to make an informed decision with respect to an investment in the notes.

Risks Relating to the Notional Financing Cost

SOFR has a limited history and its future performance cannot be predicted based on historical performance.

The publication of SOFR began in April 2018, and, therefore, it has a limited history.  In addition, the future performance of SOFR cannot be predicted based on the limited historical performance.  The level of SOFR during the term of the notes may bear little or no relation to historical actual or historical indicative SOFR data.  Prior observed patterns, if any, in the behavior of market variables and their relation to SOFR, such as correlations, may change in the future.  While some pre-publication historical data has been released by the Federal Reserve Bank of New York (“FRBNY”), production of such historical indicative SOFR data inherently involves assumptions, estimates and approximations.  No future performance of SOFR may be inferred from any of historical actual or historical indicative SOFR data.  Hypothetical or historical performance data are not indicative of, and have no bearing on, the potential performance of SOFR.  Changes in the levels of SOFR will affect the notional financing cost and, therefore, the performance of the Index and the return on the notes and the trading price of the notes, but it is impossible to predict whether such levels will rise or fall.

SOFR will be affected by a number of factors and may be volatile.

The notional financing cost will depend on SOFR. The SOFR will depend on a number of factors, including, but not limited to:

•	supply and demand for overnight U.S. Treasury repurchase agreements;
•	general U.S. and global economic conditions;
•	sentiment regarding underlying strength in the U.S. and global economies;
•	inflation and expectations concerning inflation;
•	sentiment regarding credit quality in the U.S. and global credit markets;
•	central bank policy regarding interest rates;
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•	performance of capital markets; and
•	any statements from public government officials regarding the cessation of SOFR.

These and other factors may have a material effect on the performance of SOFR, on the notional financing cost, on the performance of the Index and on the value of the notes in the secondary market. Additionally, these factors may result in volatility in SOFR, and the volatility in SOFR, as applicable, may affect the notional financing cost, which may adversely affect your return on the notes.

The fixed spread added to SOFR in calculating the notional financing cost will negatively affect the performance of the Index.

The notional financing cost is intended to approximate the cost of maintaining a position in the QQQ Fund using borrowed funds at a rate of interest equal to the daily SOFR rate plus a fixed spread.  The actual cost of maintaining a position in the QQQ Fund at any time may be less than the notional financing cost. The fixed spread is arbitrary and will increase the notional financing cost, which will negatively affect the performance of the Index.

The notional financing cost is calculated by reference to daily SOFR rates, not compounded SOFR rates.

The notional financing cost is calculated by reference to daily SOFR rates, plus a fixed spread, not to SOFR compounded over any period.  The notional financing cost may in some circumstances be higher than if compounded SOFR were used to calculate the notional financing cost.

The administrator of SOFR may make changes that could adversely affect the level of SOFR or discontinue SOFR and has no obligation to consider your interest in doing so.

SOFR is a relatively new rate, and FRBNY (or a successor), as administrator of SOFR, may make methodological or other changes that could change the value of SOFR, including changes related to the method by which SOFR is calculated, eligibility criteria applicable to the transactions used to calculate SOFR, or timing related to the publication of SOFR.  If the manner in which SOFR is calculated is changed, that change may result in an increase to the notional financing cost, which would adversely affect the performance of the Index and the value of the notes.  The administrator of SOFR may withdraw, modify, amend, suspend or discontinue the calculation or dissemination of SOFR in its sole discretion and without notice and has no obligation to consider the interests of holders of the notes in calculating, withdrawing, modifying, amending, suspending or discontinuing SOFR.

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